Execution Version

TAX MATTERS AGREEMENT

BY AND AMONG

BIOTIME, INC.

AND ITS AFFILIATED COMPANIES

AND

AGEX THERAPEUTICS, INC.

AND ITS AFFILIATED COMPANIES

August 17, 2017

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TAX MATTERS AGREEMENT

BY AND BETWEEN
BIOTIME, INC. AND AGEX THERAPEUTICS, INC.

This Tax Matters Agreement (the “Agreement”) is entered into as of August 17, 2017, by and between BioTime, Inc., a California corporation (“BioTime”), and AgeX Therapeutics, Inc., a Delaware corporation (“AgeX”).

RECITALS

WHEREAS, BioTime is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code (as defined herein), which currently files a consolidated federal income tax return;

WHEREAS, BioTime and certain other entities and divisions comprise the “BioTime Group” which includes the entities described in Exhibit A), and certain other entities and divisions comprise the “AgeX Group,” which includes the entities described in Exhibit B);

WHEREAS, the BioTime Group and the AgeX Group each include various corporations that join with BioTime in the filing of a consolidated U.S. federal income tax return, as well as limited liability companies and other entities organized under the laws of domestic and foreign jurisdictions;

WHEREAS, BioTime recently contributed to AgeX certain assets and all of the stock it holds in each of the entities in the AgeX Group (other than AgeX itself), solely in exchange for AgeX stock (the “Contribution”);

WHEREAS, if determined by BioTime to be in the best interests of the shareholders of BioTime, BioTime may distribute all of its shares of AgeX common stock, on a pro rata basis, to the holders of the common shares of BioTime, subject to the terms and conditions of the Asset Contribution and Separation Agreement Asset Contribution Agreement (the “Distribution”);

WHEREAS, it is anticipated that following the Distribution, AgeX may make an initial public offering (the “IPO”) of AgeX common stock that may reduce its shareholders’ ownership of AgeX to not less than the amount required for such shareholders to collectively control AgeX within the meaning of Section 368(c) of the Code with respect to the stock of AgeX and to not less than the amount required for such shareholders to control AgeX within the meaning of Section 1504(a)(2) of the Code with respect to the stock of AgeX;

WHEREAS, immediately following the Deconsolidation (as defined below), BioTime and AgeX will cease to be members of the same affiliated group for federal income tax purposes;

WHEREAS, the Parties wish to set forth the general principles under which they will allocate and share various Taxes (as defined herein) and related liabilities;

WHEREAS, in contemplation of the IPO and the Deconsolidation, BioTime, on behalf of itself and its present and future subsidiaries other than those included in the AgeX Group and AgeX, on behalf of itself and its present and future subsidiaries are entering into this Agreement to provide for the allocation between the BioTime Group and the AgeX Group of all responsibilities, liabilities and benefits relating to all Taxes paid or payable by either group for all taxable periods beginning on or after the Effective Date (as defined herein) and to provide for certain other matters.

NOW, THEREFORE, in consideration of the mutual agreements, provisions, and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions.

The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Accounting Referee” is defined in Section 8.10 herein.

“Adequate Assurances” means posting a bond or providing a letter of credit reasonably acceptable to the Indemnified Party; provided, however, if the Indemnifying Party fails to post such bond or provide such letter of credit, the Indemnifying Party shall provide cash equal to the Indemnity Amount to the Indemnified Party not less than thirty (30) days prior to the date on which such Tax would become due and payable by the Indemnified Party.

“Affiliate” of any person means any person, corporation, partnership or other entity directly or indirectly controlling, controlled by or under common control with such person.

“Affiliated Group” means an affiliated group of corporations within the meaning of Section 1504(a) (excluding Section 1504(b)) of the Code for the taxable period in question.

“AgeX” means AgeX from the Effective Date to the day immediately prior to the date of the IPO and means AgeX Therapeutics, Inc. from and after the date of the IPO.

“AgeX Affiliated Group” means, for each taxable period, the Affiliated Group of which AgeX or any successor of AgeX is the common parent.

“AgeX Allocated Attributes” has the meaning set forth in Section 3.09 or Section 5.09 of this Agreement as the case requires.

“AgeX Businesses” means the present, former and future subsidiaries, divisions and businesses of any member of the AgeX Group which are not, or are not contemplated by the Asset Contribution Agreement to be, part of the BioTime Group immediately after the Deconsolidation Date.

“AgeX Group” is defined in the Recitals to this Agreement.

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“AgeX Group Combined Tax Liability” means, with respect to any taxable period, the AgeX Group’s liability for Taxes owed with respect to Combined Returns, as determined under Section 3.06 or Section 5.06 of this Agreement as the case requires.

“AgeX Group Federal Income Tax Liability” means, with respect to any taxable period, the AgeX Group’s liability for U.S. Federal Income Taxes, as determined under Section 3.04 or Section 5.04 of this Agreement as the case requires.

“AgeX Group Members” means those entities or divisions of entities included in the AgeX Group as set forth on Exhibit B, hereto.

“AgeX Group Pro Forma Combined Return” means a pro forma Combined Return or other schedule prepared pursuant to Section 3.06 or Section 5.06 of this Agreement as the case requires.

“AgeX Group Pro Forma Consolidated Return” means a pro forma consolidated U.S. Federal Income Tax Return or other schedule prepared pursuant to Section 3.04 or Section 5.04 of this Agreement as the case requires.

“AgeX Restructuring Issue” is defined in Section 6.01(c) herein.

“AgeX Stand-Alone Attributes” has the meaning set forth in Section 3.09(b) or Section 5.09(b) of this Agreement as the case requires. “BioTime Affiliated Group” means, for each taxable period, the Affiliated Group of which BioTime or any successor of BioTime is the common parent.

“Asset Contribution Agreement” means that certain Asset Contribution Agreement entered into by BioTime and AgeX, dated August 17, 2017.

“BioTime Affiliated Group Federal Income Tax Return” means the consolidated Federal income Tax Return of the BioTime Affiliated Group.

“BioTime Allocated Attributes” has the meaning set forth in Section 3.09 or Section 5.09 of this Agreement as the case requires.

“BioTime Group” has the meaning set forth in the Recitals to this Agreement.

“BioTime Group Combined Tax Liability” means, with respect to any taxable period, the BioTime Group’s liability for Taxes owed with respect to Combined Returns, as determined under Section 3.05 or Section 5.05 of this Agreement as the case requires.

“BioTime Group Federal Income Tax Liability” means, with respect to any taxable period, the BioTime Group’s liability for Federal Income Taxes, as determined under Section 3.03 or Section 5.03 of this Agreement as the case requires.

“BioTime Group Members” means those entities or divisions of entities included in the BioTime Group as set forth on Exhibit A, hereto.

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“BioTime Group Pro Forma Combined Return” means a pro forma Combined Return or other schedule prepared pursuant to Section 3.05 or Section 5.05 of this Agreement as the case requires.

“BioTime Group Pro Forma Consolidated Return” means a pro forma consolidated U.S. Federal Income Tax Return or other schedule prepared pursuant to Section 3.03 or Section 5.03 of this Agreement as the case requires.

“BioTime Stand-Alone Attributes” has the meaning set forth in Section 3.09(a) or Section 5.09(a) of this Agreement as the case requires. “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the taxable period in question.

“Combined Group” means a group of corporations or other entities that files a Combined Return.

“Combined Return” means any Tax Return (other than for Federal Income Taxes) filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination), unitary or group relief basis for members of the BioTime Group or the AgeX Group, or both, as the case may be.

“Consolidated Group” means the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which BioTime is the common parent corporation.

“Consolidated Return” means a Tax Return filed with respect to Federal Income Taxes for the Consolidated Group.

“Contribution” is defined in the Recitals to this Agreement.

“Deconsolidation” means the event that reduces the amount of AgeX stock owned directly or indirectly by BioTime to be less than the amount required for BioTime to control AgeX within the meaning of Section 1504(a)(2) of the Code.

“Deconsolidation Date” means the date the Deconsolidation occurs.

“Deconsolidation Year” means the taxable year in which the Deconsolidation Date occurs.

“Disputed Tax Issue” is defined in Section 6.01(a) herein.

“Disputed Tax Issue Indemnitee” is defined in Section 6.01(a) herein.

“Disputed Tax Issue Indemnitor” is defined in Section 6.01(a) herein.

“Distribution” has the meaning set forth in the Recitals to this Agreement.

“Distribution Date” is the date the Distribution occurs.

“Effective Date” is August 17, 2017.

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“Federal Income Tax” means any Tax imposed under Subtitle A of the Code or any other provision of United States Federal Income Tax law, and any interest, additions to Tax or penalties applicable or related thereto.

“Final Determination” means the final resolution of any Tax (or other matter) for a taxable period, including related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (i) by the expiration of a statute of limitations or a period for the filing of claims for refunds, amending Tax Returns, appealing from adverse determinations, or recovering any refund (including by offset), (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (iii) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, (iv) by execution of an Internal Revenue Service Form 870 or 870-AD, or by a comparable form under the laws of other jurisdictions (excluding, however, with respect to a particular Tax Item for a particular taxable period any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency with respect to such Tax Item for such period), or (v) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund may be adjusted.

“Foreign Tax Credit Adjustment” has the meaning set forth in Section 5.12(f) hereof.

“Group Relief” has the meaning set forth in Section 5.12(c) hereof.

“IPO” is defined in the Recitals to this Agreement.

“IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to, its agents, representatives, and attorneys.

“Notice” is defined in Section 8.01 herein.

“Party” means each of BioTime and AgeX, and, solely for purposes of this definition, “BioTime” includes the BioTime Group and “AgeX” includes the AgeX Group, all as of the Deconsolidation Date. Each of BioTime and AgeX shall cause the BioTime Group and the AgeX Group, respectively, to comply with this Agreement.

“Post-Deconsolidation Period” means any period beginning after the Deconsolidation Date.

“Pre-Deconsolidation Period” means any period ending on or before the Deconsolidation Date.

“Required Tax Attribute Carryback” is defined in Section 5.13 hereof.

“Restricted Period” means the period beginning two years before the Distribution Date and ending two years after the Distribution Date.

“Restructuring” is defined in the Recitals to this Agreement.

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“Restructuring Taxes” means any and all Taxes resulting from the Restructuring and shall include any related interest, penalties, Tax credit recapture or other additions to Tax, including, without limitation, any Tax imposed pursuant to, or as a result of, the application of Section 311 of the Code.

“Spinoff” means the separation of AgeX from BioTime through the Distribution.

“Tainting Act” means (i) any act of omission or commission, including but not limited to, any transaction, representation, or election which would constitute a breach by AgeX (or its successors) of the warranties, representations and covenants of Sections 7.02 or 7.03 hereof (without regard to whether a Subsequent Opinion had been obtained); or (ii) any transaction involving the stock or assets of AgeX (or its successors) occurring after the Deconsolidation Date.

“Tax” means any of the Taxes.

“Tax Attribute” means one or more of the following attributes of a member of either the BioTime Group or the AgeX Group: (i) with respect to the Consolidated Return, a net operating loss, a net capital loss, an unused investment credit, an unused foreign tax credit, an excess charitable contribution, a U.S. federal minimum tax credit or U.S. federal general business credit (but not tax basis or earnings and profits) and (ii) any comparable Tax Item reflected on a Combined Return.

“Tax Authority” means a governmental authority (foreign or domestic) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including, without limitation, the U.S. Internal Revenue Service).

“Tax Controversy” means any audit, examination, dispute, suit, action, litigation or other judicial or administrative proceeding initiated by AgeX, BioTime, the IRS or any other Tax Authority.

“Tax Free Spinoff” is defined in Section 7.02(a) hereof.

“Tax Item” means any item of income, gain, loss, deduction or credit, or other item reflected on a Tax Return or any Tax Attribute.

“Tax Return” means any return, report, certificate, form or similar statement or document (including, any related or supporting information or schedule attached thereto and any information return, amended Tax Return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxes” means all forms of taxation, whenever created or imposed, and whenever imposed by a national, local, municipal, governmental, state, federation or other body, and without limiting the generality of the foregoing, shall include net income, alternative or add-on minimum tax, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp occupation, premium, property, windfall profit, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties, or other additions to tax, or additional amounts imposed by any such Tax Authority.

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Any term used but not capitalized herein that is defined in the Code or in the Treasury Regulations thereunder, shall to the extent required by the context of the provision at issue, have the meaning assigned to it in the Code or such regulation.

ARTICLE II.

PREPARATION AND FILING OF TAX RETURNS PRIOR TO DECONSOLIDATION YEAR

Section 2.01 Manner of Filing.

(a) For periods prior to the Deconsolidation Year and except as provided in Section 2.0l(b) hereof, BioTime shall have the sole and exclusive responsibility for the preparation and filing of, and shall prepare and file or cause to be prepared and filed: (1) all Consolidated Returns and (2) all Combined Returns.

(b) For periods prior to the Deconsolidation Year and except as otherwise provided in Section 2.0l(a) hereof, the BioTime Group and the AgeX Group shall have the sole and exclusive responsibility for the preparation and filing of, and shall prepare and file or cause to be prepared and filed, all Tax Returns of the BioTime Group Members and the AgeX Group Members that are not required to be filed on a consolidated or combined basis. With respect to any Combined Return required to be filed in a foreign taxing jurisdiction, BioTime shall determine, in its sole discretion, whether BioTime Group Members or AgeX Group Members, rather than BioTime, shall have the responsibility for preparing and filing such Combined Return and the manner in which Taxes related to such Combined Return shall be allocated and paid.

ARTICLE III.

ALLOCATION OF TAXES PRIOR TO DECONSOLIDATION YEAR

Section 3.01 Liability of the BioTime Group for Consolidated and Combined Taxes. For each taxable year ending prior to the Deconsolidation Year and beginning on or after the Effective Date, BioTime shall be liable for an amount equal to the BioTime Group Federal Income Tax Liability and the BioTime Group Combined Tax Liability.

Section 3.02 Liability of the AgeX Group for Consolidated and Combined Taxes. For each taxable year ending prior to the Deconsolidation Year and beginning on or after the Effective Date, the AgeX Group shall be liable to BioTime for an amount equal to the AgeX Group Federal Income Tax Liability and the AgeX Group Combined Tax Liability.

Section 3.03 BioTime Group Federal Income Tax Liability. With respect to each taxable year ending prior to the Deconsolidation Year and beginning on or after the Effective Date, the BioTime Group Federal Income Tax Liability for such taxable period shall be the Federal Income Taxes for such taxable period, as determined on a BioTime Group Pro Forma Consolidated Return prepared:

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(a) assuming that the members of the BioTime Group were not included in the Consolidated Group and by including only Tax Items of members of the BioTime Group that are included in the Consolidated Return;

(b) except as provided in Section 3.03(e) hereof, using all elections, accounting methods and conventions used on the Consolidated Return for such period;

(c) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period;

(d) excluding any Tax Attributes for which BioTime has been compensated pursuant to Section 3.09 hereof;

(e) assuming that the BioTime Group elects not to carry back any net operating losses; and

(f) assuming that the BioTime Group’s utilization of any Tax Attribute carryforward or carryback is limited to the Tax Attributes of the BioTime Group that would be available if the BioTime Group Federal Income Tax Liability for each taxable year ending after January 1, 2011 were determined in accordance with this Section 3.03.

Section 3.04 AgeX Group Federal Income Tax Liability. With respect to each taxable year ending prior to the Deconsolidation Year and beginning on or after the Effective Date, the AgeX Group Federal Income Tax Liability for such taxable period shall be the Federal Income Taxes for such taxable period, as determined on an AgeX Group Pro Forma Consolidated Tax Return prepared:

(a) assuming that the members of the AgeX Group were not included in the Consolidated Group and by including only Tax Items of members of the AgeX Group that are included in the Consolidated Return;

(b) except as provided in Section 3.04(e) hereof, using all elections, accounting methods and conventions used on the Consolidated Return for such period;

(c) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period;

(d) excluding any Tax Attributes for which AgeX has been compensated pursuant to Section 3.09 hereof;

(e) assuming that the AgeX Group elects not to carry back any net operating losses; and

(f) assuming that the AgeX Group’s utilization of any Tax Attribute carryforward or carryback is limited to the Tax Attributes of the AgeX Group that would be available if the AgeX Group Federal Income Tax Liability for each taxable year ending after January 1, 2011 were determined in accordance with this Section 3.04.

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Section 3.05 BioTime Group Combined Tax Liability. With respect to any taxable year ending prior to the Deconsolidation Year and beginning on or after the Effective Date, the BioTime Group Combined Tax Liability shall be the sum for such taxable period of the BioTime Group’s liability for Taxes owed with respect to Combined Returns, as determined on the BioTime Group Pro Forma Combined Returns prepared in a manner consistent with the principles and procedures set forth in Section 3.03 hereof.

Section 3.06 AgeX Group Combined Tax Liability. With respect to any taxable year ending prior to the Deconsolidation Year and beginning on or after the Effective Date, the AgeX Group Combined Tax Liability shall be the sum for such taxable period of the AgeX Group’s liability for Taxes owed with respect to Combined Returns, as determined on the AgeX Group Pro Forma Combined Returns prepared in a manner consistent with the principles and procedures set forth in Section 3.04 hereof.

Section 3.07 Preparation and Delivery of Pro Forma Tax Returns. Not later than ninety (90) days following the date on which the related Consolidated Return or Combined Return, as the case may be, is filed with the appropriate Tax Authority, BioTime shall prepare and deliver to AgeX pro forma Tax Returns calculating (i) the BioTime Group Federal Income Tax Liability or the BioTime Group Combined Tax Liability, and (ii) the AgeX Group Federal Income Tax Liability or the AgeX Group Combined Tax Liability, which is attributable to the period covered by such filed Tax Return.

Section 3.08 Intercompany Payables and Receivables. The liability of the BioTime Group and the AgeX Group for (i) the BioTime Group Federal Income Tax Liability and BioTime Group Combined Tax Liability, and (ii) the AgeX Group Federal Income Tax Liability and AgeX Group Combined Tax Liability, respectively, shall be reflected in the intercompany accounts of BioTime or AgeX, as the case may be, to the extent such liabilities are paid by BioTime or other person who is not a member of the AgeX Group.

Section 3.09 Credit for Use of Attributes. Not later than ninety (90) days following the filing of the Consolidated Return for each taxable year, BioTime shall determine the aggregate amount of the Tax Attributes of the Consolidated Group and all Combined Groups that are allocable to the BioTime Group (the “BioTime Allocated Attributes”) and the AgeX Group (the “AgeX Allocated Attributes”) as of the end of such year and shall inform AgeX of such determination.

(a) If the amount of the BioTime Allocated Attributes is less than the amount of Tax Attributes (as reasonably determined by BioTime) that would have been available to the BioTime Group at the end of such year had the BioTime Group Members not been included in the Consolidated Return and the Combined Returns (the “BioTime Stand-Alone Attributes”), the value of such shortfall, to the extent such shortfall is attributable to the use of the BioTime Group’s Tax Attributes by AgeX Group Members, shall be reflected in the intercompany accounts as an amount payable by AgeX to BioTime. If the amount of the BioTime Allocated Attributes is greater than the BioTime Stand-Alone Attributes, the value of such excess, to the extent such excess is attributable to the use of Tax Attributes of AgeX Group Members by BioTime Group Members during such year, shall be reflected in the intercompany accounts as an amount payable by BioTime to AgeX. For this purpose, a Tax Attribute shall be treated as used by AgeX Group Members or BioTime Group Members only to the extent that such Tax Attribute is necessary to reduce the AgeX Group Federal Income Tax Liability or BioTime Group Federal Income Tax Liability (computed in accordance with Section 3.04 or 3.03) for such year. In calculating the BioTime Stand-Alone Attributes, the utilization of any Tax Attribute carryforward by BioTime Group Members shall be subject to the limitation described in Section 3.03(f) hereof. For purposes of this section, the value of any Tax Attribute shall be equal to the amount of Taxes (computed in accordance with Section 3.03 hereof) that would be avoided by the payor if it had sufficient income to fully utilize such Tax Attribute in such year.

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(b) If the amount of the AgeX Allocated Attributes is less than the amount of Tax Attributes (as reasonably determined by BioTime) that would have been available to the AgeX Group at the end of such year had the AgeX Group Members not been included in the Consolidated Return and the Combined Returns (the “AgeX Stand-Alone Attributes”), the value of such shortfall, to the extent such shortfall is attributable to the use of the AgeX Group’s Tax Attributes by BioTime Group Members, shall be reflected in the intercompany accounts as an amount payable by BioTime to AgeX. If the amount of the AgeX Allocated Attributes is greater than the AgeX Stand-Alone Attributes, the value of such excess, to the extent such excess is attributable to the use of Tax Attributes of BioTime Group Members by AgeX Group Members during such year, shall be reflected in the intercompany accounts as an amount payable by AgeX to BioTime. For this purpose, a Tax Attribute shall be treated as used by BioTime Group Members or AgeX Group Members only to the extent that such Tax Attribute is necessary to reduce the BioTime Group Federal Income Tax Liability or AgeX Group Federal Income Tax Liability (computed in accordance with Section 3.03 or 3.04) for such year. In calculating the AgeX Stand-Alone Attributes, the utilization of any Tax Attribute carryforward by AgeX Group Members shall be subject to the limitation described in Section 3.04(f) hereof. For purposes of this section, the value of any Tax Attribute shall be equal to the amount of Taxes (computed in accordance with Section 3.04 hereof) that would be avoided by the payor if it had sufficient income to fully utilize such Tax Attribute in such year.

Section 3.10 Subsequent Changes in Treatment of Tax Items. For any taxable year ending prior to the Deconsolidation Year and beginning on or after the Effective Date, in the event of a change in the treatment of any Tax Item of any member of the Consolidated Group or a Combined Group as a result of a Final Determination, BioTime shall calculate (i) the change to the BioTime Group Federal Income Tax Liability or BioTime Group Combined Tax Liability and/or the AgeX Group Federal Income Tax Liability or the AgeX Group Combined Tax Liability and (ii) any change to the Allocated Attributes and/or the Stand-Alone Attributes of the BioTime Group and the AgeX Group, and such changes shall be properly reflected in the intercompany accounts described in Section 3.09 hereof.

Section 3.11 Foreign Corporations. Any Taxes associated with the filing of a separate Tax Return in a foreign jurisdiction with respect to an BioTime Group Member or a AgeX Group Member shall be allocated to and paid directly by such member. Any Taxes and Tax Attributes associated with the filing of a separate Tax Return in a foreign jurisdiction that includes the Tax Items of one or more BioTime Group Members and one or more AgeX Group Members shall be allocated to such members by BioTime in a manner consistent with the principles set forth in this Article III.

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ARTICLE IV.

PREPARATION AND FILING OF TAX RETURNS FOR AND AFTER THE DECONSOLIDATION YEAR

Section 4.01 Manner of Filing.

(a) Except to the extent otherwise provided herein, all Tax Returns filed with federal and state Tax Authorities of the United States for the Deconsolidation Year and for two taxable years following the Deconsolidation Year by BioTime or by AgeX shall be prepared (in the absence of a controlling change in law or circumstances or consent of BioTime with such consent not to be unreasonably withheld) consistent with past practices, elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar items have been filed prior to the Deconsolidation Date.

(b) For a period of two fiscal years following the Distribution Date, all Tax Returns filed by BioTime and AgeX after the Distribution Date shall be prepared on a basis that is consistent with Pre-Deconsolidation Period practice of BioTime and AgeX (in the absence of a controlling change in law or circumstances), and shall be filed on a timely basis by the Party responsible for such filing under this Agreement.

Section 4.02 Pre-Deconsolidation Tax Returns. Except as provided in Section 4.03(b) hereof, all Tax Returns required to be filed for the portion of the Deconsolidation Year ending on the Deconsolidation Date shall be filed by the party who would bear responsibility under Section 2.01 hereof if such Tax Returns were for periods prior to the Deconsolidation Year.

Section 4.03 Post-Deconsolidation Tax Returns.

(a) All Tax Returns of the AgeX Group for the portion of the Deconsolidation Year beginning after the Deconsolidation Date and all periods after the Deconsolidation Year shall be filed by AgeX and all Tax Returns of the BioTime Group for the portion of the Deconsolidation Year beginning after the Deconsolidation Date and all periods after the Deconsolidation Year shall be filed by BioTime.

(b) All AgeX Group foreign, state or local income Tax Returns for the Deconsolidation Year that are filed based on a complete fiscal year (i.e. there is not a Tax year end as of the Deconsolidation Date) shall be filed by AgeX.

(c) If Deconsolidation occurs for federal Tax purposes but not for Combined Return purposes, i.e., there is more than 50% but less than 80% ownership of AgeX stock by BioTime, the BioTime and AgeX Tax departments will develop procedures consistent with this Agreement for handling such Combined Returns.

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Section 4.04 Accumulated Earnings and Profits, Initial Determination and Subsequent Adjustments. Within ninety (90) days following the Distribution Date, BioTime shall notify AgeX of the balance of accumulated earnings and profits on BioTime’s Tax records as of the Distribution Date which are allocable to the AgeX Businesses, as calculated in accordance with the appropriate provisions of the Code and the Treasury Regulations thereunder (including Section 312(h) of the Code and Treasury Regulations § 1.312-10 or any successor regulation thereto) by BioTime. The notice provided by BioTime to AgeX hereunder shall include supporting documentation which details the calculation of earnings and profits allocated to the AgeX Businesses as of the Distribution Date. Within sixty (60) days after filing the BioTime Affiliated Group Federal Income Tax Return for the taxable year that includes the Distribution Date, BioTime shall notify AgeX of any adjustments in the BioTime earnings and profits as of the Distribution Date and shall provide to AgeX supporting documentation which details the recalculation of BioTime earnings and profits allocable to the AgeX Businesses as of the Distribution Date. If in subsequent Tax years, a Final Determination results in an adjustment to the accumulated earnings and profits on the Tax records of BioTime as of the Distribution Date, BioTime shall promptly notify AgeX of the adjustment within sixty (60) days after receiving written notice of such Final Determination, and shall provide AgeX with supporting documentation which details the recalculation of BioTime earnings and profits allocable to the AgeX Businesses as of the Distribution Date.

Section 4.05 Tax Basis of Assets Transferred. Within ninety (90) days following the Distribution Date, BioTime shall notify AgeX of the Tax basis of the stock of any corporation or other assets transferred to AgeX in the Restructuring.1 In the event that a Final Determination results in an adjustment to the basis of such stock, BioTime shall notify AgeX within sixty (60) days of receiving written notice of such Final Determination, of the nature and amount of the adjustments and shall provide AgeX with supporting documentation detailing the calculation of such adjustments.

ARTICLE V.

ALLOCATION OF TAXES FOR AND AFTER DECONSOLIDATION YEAR; ALLOCATION OF ADDITIONAL TAX LIABILITIES

Section 5.01 2Liability of the BioTime Group for Consolidated and Combined Taxes. For the Deconsolidation Year and all taxable years following the Deconsolidation Year, BioTime shall be liable for an amount equal to the BioTime Group Federal Income Tax Liability and the BioTime Group Combined Tax Liability.

Section 5.02 Liability of the AgeX Group for Consolidated and Combined Taxes. For the Deconsolidation Year, the AgeX Group shall be liable to BioTime for an amount equal to the AgeX Group Federal Income Tax Liability and the AgeX Group Combined Tax Liability.

Section 5.03 BioTime Group Federal Income Tax Liability. With respect to the Deconsolidation Year and all taxable years following the Deconsolidation Year, the BioTime Group Federal Income Tax Liability for such taxable period shall be the Federal Income Taxes for such taxable period, as determined on an BioTime Group Pro Forma Consolidated Return prepared:

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(a) assuming that the members of the BioTime Group were not included in the Consolidated Group and by including only Tax Items of members of the BioTime Group that are included in the Consolidated Return;

(b) except as provided in Section 5.03(e) hereof, using all elections, accounting methods and conventions used on the Consolidated Return for such period;

(c) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period;

(d) excluding any Tax Attributes for which BioTime has been compensated pursuant to Section 5.09 hereof;

(e) assuming that the BioTime Group elects not to carry back any net operating losses; and

(f) assuming that the BioTime Group’s utilization of any Tax Attribute carryforward or carryback is limited to the Tax Attributes of the BioTime Group that would be available if the BioTime Group Federal Income Tax Liability for each taxable year ending after January 1, 2011 were determined in accordance with this Section 5.03.

Section 5.04 AgeX Group Federal Income Tax Liability. With respect to the Deconsolidation Year, the AgeX Group Federal Income Tax Liability for such taxable period shall be the Federal Income Taxes for such taxable period, as determined on an AgeX Group Pro Forma Consolidated Tax Return prepared:

(a) assuming that the members of the AgeX Group were not included in the Consolidated Group and by including only Tax Items of members of the AgeX Group that are included in the Consolidated Return;

(b) except as provided in Section 5.04(e) hereof, using all elections, accounting methods and conventions used on the Consolidated Return for such period;

(c) applying the highest statutory marginal corporate income Tax rate in effect for such taxable period;

(d) excluding any Tax Attributes for which AgeX has been compensated pursuant to Section 5.09 hereof;

(e) assuming that the AgeX Group elects not to carry back any net operating losses; and

(f) assuming that the AgeX Group’s utilization of any Tax Attribute carryforward or carryback is limited to the Tax Attributes of the AgeX Group that would be available if the AgeX Group Federal Income Tax Liability for each taxable year ending after January 1, 2011 were determined in accordance with this Section 5.04.

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Section 5.05 BioTime Group Combined Tax Liability. With respect to the Deconsolidation Year and all taxable years following the Deconsolidation Year, the BioTime Group Combined Tax Liability shall be the sum for such taxable period of the BioTime Group’s liability for Taxes owed with respect to Combined Returns, as determined on the BioTime Group Pro Forma Combined Returns prepared in a manner consistent with the principles and procedures set forth in Section 5.03 hereof, without recalculating the state apportionment factors.

Section 5.06 AgeX Group Combined Tax Liability. With respect to the Deconsolidation Year, the AgeX Group Combined Tax Liability shall be the sum for such taxable period of the AgeX Group’s liability for Taxes owed with respect to Combined Returns, as determined on the AgeX Group Pro Forma Combined Returns prepared in a manner consistent with the principles and procedures set forth in Section 5.04 hereof, without recalculating the state apportionment factors and assuming that Tax Items of the AgeX Group are not included in the Combined Returns of the BioTime Group following the Deconsolidation Date.

Section 5.07 Preparation and Delivery of Pro Forma Tax Returns. Not later than ninety (90) days following the date on which the related Consolidated Return or Combined Return, as the case may be, is filed with the appropriate Tax Authority, BioTime shall prepare and deliver to AgeX pro forma Tax Returns calculating (i) the BioTime Group Federal Income Tax Liability or the BioTime Group Combined Tax Liability, and (ii) the AgeX Group Federal Income Tax Liability or the AgeX Group Combined Tax Liability, which is attributable to the period covered by such filed Tax Return.

Section 5.08 BioTime Intercompany Payables and Receivables; AgeX Payment. The liability of the BioTime Group for the BioTime Group Federal Income Tax Liability and BioTime Group Combined Tax Liability shall be reflected in the intercompany accounts of BioTime. For the Deconsolidation Year, AgeX will pay BioTime for the AgeX Group Federal Income Tax Liability and the AgeX Group Combined Tax Liability within sixty (60) days following the delivery to AgeX by BioTime of a AgeX Group Pro Forma Consolidated Tax Return or a AgeX Group Pro Forma Combined Return, as the case may be, to the extent such Tax liabilities are paid by BioTime or other person who is not a member of the AgeX Group. For the Deconsolidation Year, any payment due from AgeX described in the previous sentence shall be decreased by the cumulative amount of payments made by AgeX to BioTime to fund BioTime’s estimated Tax payments with respect to Taxes for the Deconsolidation Year.

Section 5.09 Credit for Use of Attributes. Not later than sixty (60) days following the filing of the Consolidated Return for the Deconsolidation Year, BioTime shall determine the aggregate amount of the Tax Attributes of the Consolidated Group and all Combined Groups that are allocable to the AgeX Group (the “AgeX Allocated Attributes”) as of the end of such year and shall inform AgeX of such determination.

(a) If the amount of the BioTime Allocated Attributes is less than the amount of Tax Attributes (as reasonably determined by BioTime) that would have been available to the BioTime Group at the end of such year had the BioTime Group Members not been included in the Consolidated Return and the Combined Returns (the “BioTime Stand-Alone Attributes”), the value of such shortfall, to the extent such shortfall is attributable to the use of the BioTime Group’s Tax Attributes by AgeX Group Members, shall be reflected in the intercompany accounts as an amount payable by AgeX to BioTime. If the amount of the BioTime Allocated Attributes is greater than the BioTime Stand-Alone Attributes, the value of such excess, to the extent such excess is attributable to the use of Tax Attributes of AgeX Group Members by BioTime Group Members during such year, shall be reflected in the intercompany accounts as an amount payable by BioTime to AgeX. For this purpose, a Tax Attribute shall be treated as used by AgeX Group Members or BioTime Group Members only to the extent that such Tax Attribute is necessary to reduce the AgeX Group Federal Income Tax Liability or BioTime Group Federal Income Tax Liability (computed in accordance with Section 5.04 or 5.03) for such year. In calculating the Stand-Alone Attributes, the utilization of any Tax Attribute carryforward by BioTime Group Members shall be subject to the limitation described in Section 5.03(f) hereof. For purposes of this section, the value of any Tax Attribute shall be equal to the amount of Taxes (computed in accordance with Section 5.03 hereof) that would be avoided by the payor if it had sufficient income to fully utilize such Tax Attribute in such year.

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(b) If the amount of the AgeX Allocated Attributes for the Pre-Deconsolidation Period is less than the amount of Tax Attributes (as reasonably determined by BioTime) that would have been available to the AgeX Group for the Pre-Deconsolidation Period had the AgeX Group Members not been included in the Consolidated Return and the Combined Returns (the “AgeX Stand-Alone Attributes”), the value of such shortfall, to the extent such shortfall is attributable to the use of the AgeX Group’s Tax Attributes by BioTime Group Members, shall be paid by BioTime to AgeX within thirty (30) days of the date the AgeX Allocated Attributes are determined. If the amount of the AgeX Allocated Attributes for the Pre-Deconsolidation Period is greater than the amount of the AgeX Stand-Alone Attributes, the value of such excess shall be paid by AgeX to BioTime within thirty (30) days of the date the AgeX Allocated Attributes are determined. For this purpose, a Tax Attribute shall be treated as used by BioTime Group Members or AgeX Group Members only to the extent that such Tax Attribute is necessary to reduce the BioTime Group Federal Income Tax Liability or AgeX Group Federal Income Tax Liability (computed in accordance with Section 5.03 or 5.04) for such year. In calculating the AgeX Stand-Alone Attributes, the utilization of any Tax Attribute carryforward by AgeX Group Members shall be subject to the limitation described in Section 5.04(f) hereof. For purposes of this section, the value of any Tax Attribute shall be equal to the amount of Taxes (computed in accordance with Section 5.04 hereof) that would be avoided by the payor if it had sufficient income to fully utilize such Tax Attribute in such year.

Section 5.10 Subsequent Changes in Treatment of Tax Items. For the Deconsolidation Year and all taxable years following the Deconsolidation Year, in the event of a change in the treatment of any Tax Item of any member of the Consolidated Group or a Combined Group as a result of a Final Determination, BioTime shall calculate (i) the change to the BioTime Group Federal Income Tax Liability or BioTime Group Combined Tax Liability and (ii) any change to the Allocated Attributes and/or the Stand-Alone Attributes of the BioTime Group, and such changes shall be properly reflected in the intercompany accounts described in Section 5.09(a) hereof. For the Deconsolidation Year, in the event of a change in the treatment of any Tax Item of any member of the Consolidated Group or a Combined Group as a result of a Final Determination, BioTime shall calculate (i) the change to the AgeX Group Federal Income Tax Liability or AgeX Group Combined Tax Liability and (ii) any change to the Allocated Attributes and/or the Stand-Alone Attributes of the AgeX Group and such changes shall be properly reflected in payments from BioTime to AgeX, or from AgeX to BioTime, as the case may be.

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Section 5.11 Foreign Corporations. Any Taxes associated with the filing of a separate Tax Return in a foreign jurisdiction with respect to an BioTime Group Member or a AgeX Group Member shall be allocated to and paid directly by such member. For the Deconsolidation Year any Taxes and Tax Attributes associated with the filing of a separate Tax Return in a foreign jurisdiction that includes the Tax Items of one or more BioTime Group Members and one or more AgeX Group Members shall be allocated to such members by BioTime in a manner consistent with the principles set forth in this Article V.

Section 5.12 Allocation of Additional Tax Liabilities.

(a) Restructuring Taxes. Notwithstanding that the Restructuring occurred prior to the Effective Date, notwithstanding any other provision of this Agreement to the contrary, and except as otherwise provided in the Asset Contribution Agreement and Section 5.12(a)(i) hereof, BioTime shall pay and shall indemnify and hold harmless AgeX and any member of the AgeX Group from and against any and all Restructuring Taxes, without regard to any benefit that any member of the AgeX Group might derive as a result of the payment of the Restructuring Taxes by BioTime. BioTime shall also be liable for all fees, costs and expenses, including reasonable attorneys’ fees, arising out of, or incident to, any proceedings before any Tax Authority, or any judicial authority, with respect to any amount for which it is liable for under Section 5.12(a) hereof.

(i) In the event any Restructuring Taxes are attributable to a Tainting Act of AgeX or any member of the AgeX Group, then AgeX shall pay and shall indemnify and hold harmless BioTime from and against any and all Restructuring Taxes and from and against any costs whatsoever connected with such Taxes, including, but not limited to, fees, interest, penalties, and expenses, including reasonable attorneys’ fees. For purposes of this Section 5.12(a)(i), a Restructuring Tax is attributable to a Tainting Act if (1) such Tax would not have been imposed but for the Tainting Act, or (2) the Tainting Act would have independently caused the imposition of such Tax; provided, however, that in no event shall a Restructuring Tax be considered attributable to a Tainting Act to the extent such Tax would not have been incurred but for a breach by BioTime of any warranty, representation or covenant contained in Article VII hereof.

(ii) An indemnification payment required to be made by one Party pursuant to Section 5.12(a) hereof shall be paid in immediately available funds within thirty (30) days after receiving a written demand from the other Party for such payment; however, no Party shall make a written demand for an indemnification payment attributable to Restructuring Taxes under Section 5.12(a) hereof until such Tax liability is established by a Final Determination. Any indemnification payment required to be made by either Party under Section 5.12(a) hereof which is not paid timely shall bear interest (compounded daily) at the Federal short-term rate or rates established pursuant to Section 6621 of the Code for the period during which such payment is due but unpaid.

(b) Dual Consolidated Losses. Notwithstanding any other provisions of this Agreement, whether before or during the Deconsolidation Year, to the extent a member of the AgeX Group is responsible for a triggering event (as defined in Treasury Regulations § 1.1503-2(g)(2)(iii)(A)) that causes BioTime to recapture and report as income for any Tax period the amount of a dual consolidated loss (as defined in Treasury Regulations § 1.1503-2), AgeX shall pay to BioTime on a timely basis any Tax attributable to the recapture of such dual consolidated loss. AgeX hereby assumes all liability for any such Tax and shall indemnify and hold harmless BioTime and any member of the BioTime Group for such liability; provided, however, to the extent any such recapture is attributable to a triggering event resulting from the Spinoff, AgeX shall not be liable for any Tax resulting from such recapture.

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(c) Refunds. Each Party shall be entitled to retain or be paid all refunds of Tax received, whether in the form of payment, credit or otherwise, from any Tax Authority with respect to any Tax for which such Party is responsible under this Article V.

(d) Allocation of Taxable Items. BioTime shall determine the amounts of income, gain, loss, deduction, and credit of the AgeX Group for the Pre-Deconsolidation Period that are properly includible in the Consolidated Return for the taxable year which includes the Deconsolidation Date. For all relevant purposes of this Agreement, the members of the AgeX Group and each AgeX Combined Group shall cease to be members of the Consolidated Group as of the end of the Deconsolidation Date, and the AgeX Group shall cause the book of account of the AgeX Group to be closed for accounting and Tax purposes as of the end of the Deconsolidation Date in accordance with BioTime’s direction. In determining consolidated taxable income for the taxable period that ends on the Deconsolidation Date, the income and other items of the AgeX Group shall be determined in good faith by BioTime in accordance with Treasury Regulations §§ 1.1502-76(b)(1), 1.1502-76(b)(2)(i) and 1.1502-76(b)(2)(iv) and no election shall be made under § 1.1502-76(b)(2)(ii)(D) to ratably allocate items. However, an allocation shall be made in good faith by BioTime under Treasury Regulations § 1.1502-76(b)(2)(iii) if such allocation is determined by BioTime in good faith to be necessary to appropriately allocate items in the event the Deconsolidation Date occurs on any date other than the last day of any month.

(e) Foreign Tax Credit True-Up. With respect to the Deconsolidation Year, no later than ninety (90) days following the filing of a Consolidated Return, an amended Consolidated Return or a final settlement with the U.S. Internal Revenue Service, BioTime shall determine the aggregate amount of the “Foreign Tax Credit Adjustment.” The Foreign Tax Credit Adjustment shall be equal to (x) the aggregate amount of foreign Taxes paid by members of the AgeX Group and allowable as foreign tax credits for United States federal income tax purposes for the period commencing January 1, 2011, and ending on the Deconsolidation Date, minus (y) the sum of (i) the amount of reduction of the AgeX Group’s Federal Income Tax Liability pursuant to Section 3.04 and Section 5.04 hereof resulting from foreign tax deductions and credits; plus (ii) the amount of credit that the AgeX Group received with respect to foreign Taxes pursuant to Section 3.09 and Section 5.09 hereof; plus (iii) the amount of the foreign Taxes for the period commencing January 1, 2011, allocated to the AgeX Group upon Deconsolidation pursuant to Treasury Regulations § 1.1502-79(d). If the Foreign Tax Credit Adjustment pursuant to the preceding sentence is a positive amount, BioTime shall pay such amount to the AgeX Group. If the amount determined pursuant to the preceding sentence is a negative amount, the AgeX Group shall pay such amount to BioTime.

Section 5.13 Tax Attributes of AgeX Not Carried Back. With respect to any Tax Attributes incurred by the AgeX Group in a Post-Deconsolidation Period, AgeX shall not, and shall cause each member of the AgeX Group to not, elect to carry back Tax Attributes to a Pre-Deconsolidation Period. In the event the applicable Tax law requires a Tax Attribute of the AgeX Group arising in a Post-Deconsolidation Period to be carried back to a Pre-Deconsolidation Period Tax Return of BioTime or other member of the BioTime Group (such Tax Attribute being a “Required Tax Attribute Carryback”), AgeX shall notify BioTime of such Required Tax Attribute Carryback sixty (60) days prior to the date such Tax Return must be filed and AgeX shall timely provide BioTime with all information reasonably necessary to properly account for such Required Tax Attribute Carryback on such Tax Return. If a Required Tax Attribute Carryback that is reported on a Tax Return filed by BioTime or other member of the BioTime Group produces an actual Tax savings to BioTime or other member of the BioTime Group, BioTime shall pay AgeX an amount equal to such savings within sixty (60) days following the filing of such Tax Return.

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ARTICLE VI.

TAX DISPUTE INDEMNITY; CONTROL OF PROCEEDINGS; COOPERATION AND EXCHANGE OF INFORMATION

Section 6.01 Tax Dispute Indemnity and Control of Proceedings.

(a) Whenever a Party becomes aware of the existence of an issue which relates to any Tax liability of the other Party (a “Disputed Tax Issue” of such other Party), and the rights or responsibilities under this Agreement of such Party may be affected by the resolution of such Disputed Tax Issue, such Party (a “Disputed Tax Issue Indemnitee”) shall promptly notify the other Party (the “Disputed Tax Issue Indemnitor”) of the Disputed Tax Issue. The Disputed Tax Issue Indemnitor has the right to defend, handle, settle or contest at its cost any Disputed Tax Issue.

(b) Except as provided in this Article VI, BioTime shall have full responsibility and discretion in handling, settling or contesting any Tax Controversy involving a Tax Return for which it has filing responsibility under this Agreement. AgeX shall have full responsibility and discretion in handling, settling or contesting any Tax Controversy involving a Tax Return for which it has filing responsibility under this Agreement. Except as otherwise provided in Section 5.12(a)(i) hereof and in this Article VI, any costs incurred in handling, settling or contesting any Tax Controversy shall be borne by the Party having full responsibility and discretion thereof.

(c) In the event that (x) a statutory notice of deficiency (or foreign, state or local law equivalent) is received by BioTime from the IRS or any other Tax Authority, (y) such notice is with respect to a Tax Return for which BioTime has filing responsibility under this Agreement and (z) such notice relates in whole or in part to Restructuring Taxes for which AgeX could be liable to BioTime pursuant to Section 5.12(a) hereof (a “AgeX Restructuring Issue”) then

(i) BioTime, upon receiving a written request from AgeX to file a petition with the United States Tax Court (or equivalent foreign, state or local court) seeking a redetermination of such deficiency, which shall be given no later than a date reasonably necessary to permit preparation and timely filing of such petition, shall timely file such petition; provided, however, that, notwithstanding such request, BioTime, with the prior written consent of AgeX, shall have the option to pay the amount of the deficiency, in which case AgeX shall either itself pay or loan to BioTime no later than three (3) business days before BioTime pays such deficiency, without interest, and, until a Final Determination of the AgeX Restructuring Issue results, one hundred (100) percent of the amount of the portion of the deficiency relating to the AgeX Restructuring Issue, and to file a claim for the refund thereof, and, if the claim is denied, to bring an action in a court of competent jurisdiction seeking the refund of Tax paid with respect to such deficiency; or

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(ii) If (1) AgeX does not request BioTime to file a petition in the United States Tax Court (or equivalent foreign, state or local court) for redetermination of the deficiency pursuant to Section 6.01(c)(i) hereof, (2) BioTime does not, on its own initiative, timely file such a petition, and (3) AgeX requests that BioTime file a claim for refund, then AgeX shall either pay the deficiency or request in writing that BioTime pay such deficiency, in which case AgeX shall loan to BioTime no later than three (3) business days before BioTime pays such deficiency, without interest, and, until a Final Determination of the AgeX Restructuring Issue results, one hundred (100) percent of the amount of the portion of the deficiency relating to the AgeX Restructuring Issue, which loan BioTime shall use to pay such deficiency, and BioTime shall file a claim for refund thereof and, if the claim is denied, bring an action in a court of competent jurisdiction seeking such refund.

(iii) In the event that a judgment of the United States Tax Court or other court of competent jurisdiction results in an adverse determination with respect to the AgeX Restructuring Issue, and BioTime notifies AgeX that it does not intend to appeal such AgeX Restructuring Issue, then AgeX shall have the right to cause BioTime to appeal from such adverse determination at AgeX’s expense.

(iv) AgeX and its representatives, at AgeX’s expense, shall be entitled to participate in (1) all conferences, meetings, or proceedings with any Tax Authority, the subject matter of which is or includes the AgeX Restructuring Issue and (2) all appearances before any court, the subject matter of which includes the AgeX Restructuring Issue.

(d) The right to participate referred to in Section 6.01(c)(iv) hereof shall include, with respect to the AgeX Restructuring Issue, the right to participate in the preparation and submission of documentation, protests, memoranda of fact and law and briefs; the conduct of oral arguments or presentations; the selection of witnesses; and the negotiation of stipulations of fact.

(e) Notwithstanding Sections 6.01(c)(iv) and (d) hereof, unless and until the notice provided in Section 6.01(c)(iii) above is given, BioTime shall control the litigation of the AgeX Restructuring Issue and have the authority to settle in a reasonable manner and in good faith any such issue.

Section 6.02 Cooperation and Exchange of Information.

(a) Each Party shall cooperate fully at such time and to the extent reasonably requested by the other Party in connection with the preparation and filing of any Tax Return or claim for refund, or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or other matters considered in this Agreement. Such cooperation shall include, without limitation, the following: (i) forwarding promptly copies of appropriate notices and forms or other communications received from any Tax Authority (including any IRS revenue agent’s report or similar report, notice of proposed adjustment, or notice of deficiency) or sent to any Tax Authority or any other administrative, judicial or other governmental authority that relate to a Disputed Tax Issue; (ii) the retention and provision on demand of Tax Returns, books, records (including those concerning ownership and Tax basis of property which either Party may possess), documentation or other information relating to the Tax Returns, including accompanying schedules, related workpapers, and documents relating to rulings or other determinations by Taxing Authorities, until the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof) subject to the provisions of Section 6.02(e) hereof; (iii) the provision of additional information, including an explanation of material provided under clause (i) of Section 6.02(a) hereof, to the extent such information is necessary or reasonably helpful in connection with the foregoing; (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of a Tax Return by BioTime or AgeX or of their respective subsidiaries, or in connection with any audit, dispute, proceeding, suit or action; and (v) such Party’s commercially reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing.

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(b) Both Parties shall use reasonable efforts to keep each other advised as to the status of Tax audits or Tax Controversies involving a Disputed Tax Issue and cooperate in a defense with respect to a Disputed Tax Issue in any Tax Controversy.

(c) Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with any of the foregoing matters.

(d) If either Party fails to provide any information requested pursuant to Section 6.02 hereof within a reasonable period, as determined in good faith by the Party requesting the information, then the requesting Party shall have the right to engage a public accounting firm to gather such information, provided that thirty (30) days prior written notice is given to the unresponsive Party. If the unresponsive Party fails to provide the requested information within thirty (30) days of receipt of such notice, then such unresponsive Party shall permit the requesting Party’s public accounting firm full access to all appropriate records or other information as reasonably necessary to comply with the requirements of Section 6.02 hereof and shall reimburse the requesting Party or pay directly all costs connected with the requesting Party’s engagement of the public accounting firm.

(e) Upon the expiration of any statute of limitations, the documentation of BioTime or AgeX or any of their respective subsidiaries, including, without limitation, books, records, Tax Returns and all supporting schedules and information relating thereto, shall not be destroyed or disposed of unless (i) the Party proposing such destruction or disposal provides sixty (60) days prior written notice to the other Party describing in reasonable detail the documentation to be destroyed or disposed of and (ii) the recipient of such notice agrees in writing to such destruction or disposal. If the recipient of such notice objects, then the Party proposing the destruction or disposal shall promptly deliver such materials to the objecting Party at the expense of the objecting Party.

Section 6.03 Reliance on Exchanged Information. If either Party supplies information to the other Party upon such Party’s request, and an officer of the requesting Party intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the Party supplying such information shall certify, to the best of such Party’s knowledge, the accuracy and completeness of the information so supplied.

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Section 6.04 Payment of Tax and Indemnity. BioTime shall timely pay (or shall cause to be timely paid) all Taxes of the Consolidated Group, of any Combined Group which includes a member of the BioTime Group and of any entity or person that is not a member of the AgeX Group and shall indemnify and hold harmless AgeX for all liability for Taxes of any member of the Consolidated Group, of any Combined Group which includes a member of the BioTime Group or of any other person or entity that is not a member of the AgeX Group assessed against any member of the AgeX Group pursuant to Treasury Regulations § 1.1502-6 or any analogous or similar law.

ARTICLE VII.

WARRANTIES AND REPRESENTATIONS

Section 7.01 Warranties and Representations Relating to Actions of BioTime and AgeX. Each of BioTime and AgeX warrants and represents to the other that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power to own, lease and operate its properties, to carry on its business as presently conducted and to carry out the transactions contemplated by this Agreement;

(b) it has duly and validly taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms subject, as to the enforcement of remedies, to (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement or creditors’ rights generally from time to time in effect and (ii) to general principles of equity, whether enforcement is sought in a proceeding at law or in equity; and

(d) the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with any of the provisions of this Agreement will not (i) conflict with or result in a breach of any provision of its certificate of incorporation or by-laws, (ii) breach, violate or result in a default under any of the terms of any agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or affecting any of its properties or assets.

Section 7.02 Warranties and Representations Relating to the Distribution.

(a) In General. Each of the Parties represents that, as of the date of this Agreement, it knows of no fact (after due inquiry) that may cause the Tax treatment of the Distribution to be other than a distribution of AgeX stock with respect to which no gain or loss is recognized by BioTime, AgeX or their respective stockholders pursuant to Section 355 and related provisions of the Code and relevant Treasury regulations promulgated thereunder (such distribution a “Tax Free Spinoff”).

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(b) No Contrary Plan. Each of the Parties represents that it has no plan or intent to take any action which is inconsistent with the treatment of the Distribution as a Tax Free Spinoff.

(c) Subsequent Agreement. Each of the Parties agrees that if BioTime’s Board of Directors determines to effect the Distribution, the Parties will enter into an amendment of this Agreement or a separate agreement containing customary obligations of the Parties intended to qualify and maintain the Distribution as a Tax Free Spinoff.

Section 7.03 Tax Records. The Parties to this Agreement hereby agree to retain and provide on proper demand by any Tax Authority (subject to any applicable privileges) the books, records, documentation and other information relating to any Tax Return until the later of (a) the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof), (b) the date specified in an applicable records retention agreement entered into with the IRS, (c) a Final Determination made with respect to such Tax Return and (d) the final resolution of any claim made under this Agreement for which such information is relevant. Notwithstanding the prior sentence, no Party may destroy any such records without the approval of all other Parties to this Agreement as described in section 6.02 hereof.

ARTICLE VIII.

MISCELLANEOUS PROVISIONS

Section 8.01 Notice. Any notice, demand, claim, or other communication required or permitted to be given under this Agreement (a “Notice”) shall be in writing and may be delivered by (i) personal service, provided a receipt is obtained therefor, (ii) certified mail, return receipt requested, postage prepaid, (iii) next business day delivery service, (iv) telecopier, or (v) email, with acknowledgment of receipt requested, to the either of the Parties at the following addresses (or at such other address as one Party may specify by notice to the other Party):

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BioTime at:

BioTime, Inc.

1010 Atlantic Avenue, Suite 102

Alameda, California 94501

Attn: Aditya Mohanty, Co-CEO

E-mail: amohanty@biotimeinc.com

and to:

BioTime, Inc.

1010 Atlantic Avenue, Suite 201

Alameda, California 94501

Attn: General Counsel

E-mail: legal@biotimeinc.com

AgeX at:

AgeX Therapeutics, Inc.

1010 Atlantic Avenue, Suite 201

Alameda, California 94501

United States

Attn: Michael D. West, CEO

A Notice which is delivered personally shall be deemed given as of the date specified on the written receipt therefor. A Notice mailed as provided herein shall be deemed given on the third business day following the date so mailed. A notice delivered by next business day delivery service shall be deemed given on the first business day after deposit with the delivery service unless a signed receipt of delivery indicates delivery on a later date. A Notice delivered by telecopier or email shall be deemed given upon the date it is transmitted provided that such transmission is not later than 5:00 p.m. on a regular business day, or the next business day if transmitted after 5:00 p.m. or on a day other than a regular business day. Notification of a change of address may be given by either Party to the other in the manner provided in Section 8.01 hereof for providing a Notice.

Section 8.02 Injunctions. The Parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

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Section 8.03 Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the Parties shall, in connection with entering into this Agreement, perform its obligations hereunder and take any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other Party with all such information as such Party may reasonably request in order to be able to comply with the provisions of this sentence.

Section 8.04 Parties in Interest. Except as herein otherwise specifically provided with respect to Indemnified Parties, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the Parties and their respective successors and assigns.

Section 8.05 Setoff. All payments to be made under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

Section 8.06 Change of Law. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the Parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 8.07 Termination and Survival. Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) or until otherwise agreed to in writing by BioTime and AgeX, or their successors.

Section 8.08 Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by BioTime and AgeX, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.09 Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in the State of Delaware.

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Section 8.10 Resolution of Certain Disputes. Any disagreement between the Parties with respect to any matter that is the subject of this Agreement, which is not resolved by mutual agreement of the Parties, shall be resolved by a nationally recognized independent accounting firm chosen by and mutually acceptable to the Parties hereto (an “Accounting Referee”). Such Accounting Referee shall be chosen by the Parties within fifteen (15) business days from the date on which one Party serves written notice on the other Party requesting the appointment of an Accounting Referee, provided that such notice specifically describes the calculations to be considered and resolved by the Accounting Referee. In the event the Parties cannot agree on the selection of an Accounting Referee, then the Accounting Referee shall be any office or branch of the public accounting firm of BDO The Accounting Referee shall resolve any such disagreements as specified in the notice within thirty (30) days of appointment; provided, however, that no Party shall be required to deliver any document or take any other action pursuant to this Section 8.10 if it determines that such action would result in the waiver of any legal privilege or any detriment to its business. Any resolution of an issue submitted to the Accounting Referee shall be final and binding on the Parties hereto without further recourse. The Parties shall share the costs and fees of the Accounting Referee equally.

Section 8.11 Confidentiality. Except to the extent required to protect a Party’s interests in a Tax Controversy, each Party shall hold and shall cause its consultants and advisors to hold in strict confidence, unless a Party determines in good faith that such disclosure is required pursuant to any Federal or state securities law or regulations thereunder, or compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such Party) concerning the other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by the Party to which it was furnished, (ii) in the public domain through no fault of such Party, or (iii) later lawfully acquired from other sources by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants, advisors, and potential investors, lenders or acquirers who shall be advised of the provisions of this Agreement and who, in the case of potential investors, lender, or acquirers, have agreed in writing (subject to customary terms and conditions) to keep such information confidential. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

Section 8.12 Costs, Expenses and Attorneys’ Fees. Except as expressly set forth in this Agreement, each Party shall bear its own costs and expenses incurred pursuant to this Agreement. In the event either Party to this Agreement brings an action or proceeding for the breach or enforcement of this Agreement, the prevailing party in such action, proceeding, or appeal, whether or not such action, proceeding or appeal proceeds to final judgment, shall be entitled to recover as an element of its costs, and not as damages, such reasonable attorneys’ fees as may be awarded in the action, proceeding or appeal in addition to whatever other relief the prevailing party may be entitled. For purposes of this Section 8.12, the “prevailing party” shall be the Party who is entitled to recover its costs; a Party not entitled to recover its costs shall not recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of the judgment for purposes of determining whether a Party is entitled to recover its costs or attorneys’ fees.

Section 8.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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Section 8.14 Severability. The Parties hereby agree that, if any provision of this Agreement should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted herefrom with respect. All other remaining provisions of this Agreement shall remain in full force and effect.

Section 8.15 Entire Agreement; Termination of Prior Agreements.

(a) This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the BioTime Group, on the one hand, and any member or members of the AgeX Group, on the other hand. Any such other agreements are hereby canceled and any rights or obligations existing thereunder are hereby fully and finally settled without any payment by any party thereto.

(b) Without limiting the foregoing, the Parties acknowledge and agree that in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Asset Contribution Agreement, the provisions of this Agreement shall take precedence and to such extent shall be deemed to supersede such conflicting provisions under the Asset Contribution Agreement.

Section 8.16 Assignment. This Agreement is being entered into by BioTime and AgeX on behalf of themselves and each member of the BioTime Group and AgeX Group, respectively. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any corporation which becomes a member of the BioTime Group or AgeX Group in the future. BioTime and AgeX hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of each member of the BioTime Group and AgeX Group, respectively. BioTime and AgeX shall, upon the written request of the other, cause any of their respective group members to formally execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling any of the corporations bound hereby for so long as such successors, assigns or controlling persons are members of the BioTime Group or the AgeX Group or their successors and assigns.

Section 8.17 Fair Meaning. This Agreement shall be construed in accordance with its fair meaning and shall not be construed strictly against the drafter.

Section 8.18 Commencement. This Agreement shall commence on the date of execution indicated below.

Section 8.19 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

Section 8.20 Construction. In this Agreement, unless the context otherwise requires the terms “herein,” “hereof,” and “hereunder” refer to this Agreement.

Section 8.21 Termination. This Agreement may be terminated at any time prior to the date of the Distribution, without the approval of AgeX, by and in the sole discretion of the BioTime Board of Directors. In the event of such termination, no Party shall have any liability to the other Party from or for the terminated Agreement; provided that any agreement that remained in force prior to the Deconsolidation Date, shall remain in force upon a termination of this Agreement pursuant to this Section 8.21.

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the day and year first above written.

BioTime Inc.

By:	/s/ Aditya Mohanty
Name:	Aditya Mohanty
Title:	Co-Chief Executive Officer

AgeX Therapeutics, Inc.

By:	/s/ Michael D. West
Name:	Michael D. West
Title:	Chief Executive Officer

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EXHIBIT A

Entities Comprising the BioTime Group

BioTime Domestic Subsidiaries	BioTime Foreign Subsidiaries

OrthoCyte Corporation	Cell Cure Neurosciences, Ltd
LifeMap Solutions, Inc.	ES Cell International Pte Ltd

EXHIBIT B

Entities Comprising the AgeX Group

AgeX Domestic Subsidiaries	AgeX Foreign Subsidiaries

LifeMap Sciences, Inc.
ReCyte Therapeutics, Inc.	LifeMap Sciences Ltd.